[Execution Page for Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed in their respective names, all as of the date first above written.

COMPANY: SINO-GLOBAL SHIPPING AMERICA, LTD.

By: /s/ Cao Lei
Name: Cao Lei
Title: CEO

ESCROW AGENT: SUNTRUST BANK, N. A.

By: /s/ Matt Ward
Name: Matt Ward
Title:

BUYER:

/s/ Richard E. Watkins
RICHARD E. WATKINS, as joint tenant with
SHARON J. WATKINS

/s/ Sharon J. Watkins
SHARON J. WATKINS, as joint tenant with
RICHARD E. WATKINS

7

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as of the 31 day of December, 2007, by and among **SINO-GLOBAL SHIPPING AMERICA, LTD.**, a Virginia stock corporation (the "Company"), **RICHARD E WATKINS AND SHARON J. WATKINS**, as joint tenants ("Buyer"), **SUNTRUST BANK, N.A.** (the "Escrow Agent") and, for the limited purposes herein stated, **ANDERSON & STRUDWICK, INCORPORATED**, a Virginia stock corporation ("A&S").

RECITALS

WHEREAS, the Buyer and the Company entered into that certain Put Agreement (the "Put Agreement"), dated as of the date hereof, pursuant to which the Company has agreed to purchase all of the shares of common stock of the Company, without par value per share (the "Common Stock"), held by the Buyer for an aggregate purchase price of $625,000, all on the terms set forth therein; and

WHEREAS, to ensure that the Company can perform its obligations under the Put Agreement, the Company wishes to deposit $625,000 (the "Escrowed Deposit") in an interest-bearing account with the Escrow Agent pending the first to occur of (i) the completion of an initial public offering, if any, of the Company's Common Stock, at which time the Escrowed Deposit would be released to the Company; (ii) December 31, 2008 in the event no initial public offering of the company's Common Stock has been completed, at which time the Escrowed Deposit would be paid to the Buyer to purchase all of the shares of Common Stock held by the Buyer; or (iii) such date prior to December 31 2008 on which the Company notifies the Buyer and the Escrow Agent that the Company will not complete an initial public offering of the Company's Common Stock by December 31, 2008, at which time the Escrowed Deposit would be paid to the Buyer to purchase all of the shares of Common Stock held by the Buyer; and

WHEREAS, the Escrow Agent is willing to hold the Escrowed Deposit in escrow pursuant to this Escrow Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **Establishment of the Escrow Agent**. Contemporaneously herewith, the parties have established a non-interest-bearing account with the Escrow Agent, which escrow account is entitled "Sino-Global Escrow Account" (the "Escrow Account"). On the date hereof, the Company will deposit the Escrowed Deposit, consisting of $625,000 in good funds, in the Escrow Account.

2. **Escrow Period**. The escrow period (the "Escrow Period") shall begin on the date the Escrowed Deposit is deposited in the Escrow Account and shall terminate on the date upon which all funds are disbursed hereunder pursuant to Section 3. During the Escrow Period, the

Company is aware and understands that the Escrowed Deposit may not be used other than as set forth in this Escrow Agreement.

3. **Disbursements from the Escrow Account**.

(a) In the event that, prior to December31, 2008, the Company and A&S jointly notify the Escrow Agent that an initial public offering of the Company's Common Stock has been completed and that such Common Stock may be publicly traded on a national securities exchange, then the Escrow Agent shall promptly release to the Company the Escrowed Deposit, and the Escrow Agent shall notify the Company, Buyer and A&S of its distribution of the funds.

(b) In the event no initial public offering of the Company's Common Stock has occurred by December31 , 2008 or the Company and A&S earlier jointly notify the Escrow Agent that the Company will not complete the public offering of its Common Stock, then the Escrow Agent shall promptly release to the Buyer the Escrowed Deposit, and the Escrow Agent shall notify the Company, Buyer and A&S of its distribution of the funds.

4. **Investment of Escrow Account**. The Escrow Agent shall deposit funds received from purchasers in the Escrow Account, which shall be a non-interest-bearing bank account at SunTrust Bank.

5. **Compensation of Escrow Agent**. The Escrow Agent shall be paid a fee for its services hereunder in an amount equal to $2,500, which amount shall paid on the date hereof.

6. **Disbursement into Court**. If, at any time, any dispute shall exist between the Company and the Buyer with respect to the holding or disposition of any portion of the Escrowed Deposit or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrowed Deposit or the Escrow Agent's proper actions with respect to its obligations hereunder, or if the Company has not within 30 days of the furnishing by the Escrow Agent of a notice of resignation appointed a successor Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); *provided, however*, that the Escrow Agent shall continue to hold the Escrowed Deposit in accordance with Section 4 hereof; and/or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Richmond, Virginia, for instructions with respect to such dispute or uncertainty, and pay into court all funds held by it in the Escrow Account for holding and disposition in accordance with the instructions of such court.

The Escrow Agent shall have no liability to the Company, Buyer or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Account or any delay in or with respect to any other action required or requested of the Escrow Agent.

7. **Duties and Rights of the Escrow Agent**. The foregoing agreements and obligations of the Escrow Agent are subject to the following provisions:

(a) In performing any of its duties under this Escrow Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of any action or failure to act by the Escrow Agent that is taken or omitted to be taken in good faith by the Escrow Agent; *provided, however*, that the Escrow Agent shall be liable for damages arising out of its willful misconduct or gross negligence. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company or Buyer which is given with respect to questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and that is consistent with the provisions of this Escrow Agreement.

(b) The Escrow Agent is authorized to rely on any document reasonably believed by the Escrow Agent to be authentic in making any delivery of the Escrow Account. It shall have no responsibility for the genuineness or the validity of any document or any other item deposited with it and it shall be fully protected in acting in accordance with this Escrow Agreement or instructions received.

(c) The Company and Buyer hereby waive any suit, claim, demand or cause of action of any kind that they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the gross negligence or willful misconduct of the Escrow Agent.

(d) The Company and Buyer agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be incurred by the Escrow Agent in connection with its duties hereunder, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter hereof; *provided, however*, that if the Escrow Agent shall be found guilty of engaging in willful misconduct or gross negligence in connection herewith, then the Escrow Agent shall bear all such losses, claims, damages and expenses. Upon the written request of the Escrow Agent, the

Company and Buyer agree to assume the investigation and defense of any claim for which indemnification is available to the Escrow Agent, including the employment of counsel reasonably acceptable to the Escrow Agent and the payment of all expenses related thereto and, notwithstanding any such assumption, the Escrow Agent shall have the right, and the Company and Buyer agree to pay the cost and expense thereof, to employ separate counsel with respect to any such claim and participate in the investigation and defense thereof in the event that the Escrow Agent shall have been advised by counsel that there may be one or more legal defenses available to the Escrow Agent which are different from or additional to those available to the Company or Buyer, as applicable. The Company hereby agrees that the indemnification and protection afforded to the Escrow Agent in this Section 7(d) shall survive the termination of this Escrow Agreement and that references in this Section 7(d) to the Escrow Agent shall include its directors, officers, employees and agents.

(e) The Escrow Agent's duties hereunder are limited solely to the safekeeping of the Escrow Account in accordance with the terms of this Escrow Agreement. It is agreed that the duties of the Escrow Agent are only such as herein specifically provided, being purely of a ministerial nature, and the Escrow Agent shall incur no liability whatsoever except for negligence, willful misconduct or bad faith.

8. **Notices**. It is further agreed as follows:

(a) All notices given hereunder will be in writing, served by registered or certified mail, return receipt requested, postage prepaid, or by hand-delivery, to the parties at the following addresses:

To the Company:

Sino-Global Shipping America, Ltd.
36-09 Main Street
Suite 9C-2
Flushing, New York 11354
Facsimile: (718) 888-1148

with a copy to:

Kaufman & Canoles, P.C.
Three James Center, 12th Floor
1051 East Cary Street
Richmond, Virginia 23219
Attention: Bradley A. Haneberg, Esq.
Facsimile: (804) 771-5725

To the Escrow Agent:

SunTrust Bank
Mail Code HDQ 5310
919 East Main Street, 7th Floor
Richmond, VA 23219
Attention: Matthew Ward, Trust Officer
Telephone: (804) 782-7182
Facsimile: (804) 782-7855

To the Buyer:

Richard E. Watkins
Sharon J. Watkins
812 Linkhorn Drive
Virginia Beach, Virginia 23451-3921

To A&S:

Anderson & Strudwick, Incorporated
707 East Main Street, 20th Floor
Richmond, Virginia 23219
Attention: L. McCarthy Downs, III
Facsimile: (804) 648-3404

9. **Miscellaneous**.

(a) This Escrow Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b) If any provision of this Escrow Agreement shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

(c) This Escrow Agreement shall be governed by the applicable laws of the Commonwealth of Virginia. Venue in any dispute arising under or pursuant to the terms of this Escrow Agreement shall lie exclusively in the state and federal courts located, respectively, in the City of Richmond and the Eastern District of Virginia.

(d) This Escrow Agreement may not be modified except in writing signed by the parties hereto.

(e) All demands, notices, approvals, consents, requests and other communications hereunder shall be given in the manner provided in this Escrow Agreement.

(f) This Escrow Agreement may be executed in one or more counterparts, and if executed in more than one counterpart, the executed counterparts shall together constitute a single instrument.